Exhibit 12.1


                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             September 30,                             December 31,
                                           1998        1997       1997        1996        1995       1994        1993
                                           ----        ----       ----        ----        ----       ----        ----
Net Income........................        2,300       1,304      1,821       1,466         905        651         351
Tax...............................        1,239         672        965         153         144      (180)       (132)
Fixed Charges
    Including Interest on
      Deposits (1)................        8,678       4,141      5,995       4,698       3,508      1,912       1,150
                                          -----       -----      -----       -----       -----      -----       -----
Total.............................       12,217       6,117      8,781       6,317       4,557      2,383       1,369

Fixed Charges
    Excluding Interest on
      Deposits (2)................          882         169        299          98         252        103           9

Ratio of Earnings to Fixed Charges:
    Excluding Interest on
      Deposits (3)................         5.01       12.69      10.32       17.52        4.16       5.57       25.33
    Including Interest on
      Deposits (4)................         1.41        1.48       1.46        1.34        1.30       1.25        1.19


(1)      Fixed Charges Included on Deposits is equal to Gross Interest Expense.
(2) Fixed Charges Excluding Interest on Deposits contain only Fed Funds purchased, interest on demand notes issued to the U.S. Treasury, and all other interest.
(3) Ratio of Fixed Charges Excluding Interest on Deposits is computed by dividing the Total of Net Income, Tax, and Fixed Charges Including Interest on Deposits by Fixed Charges Excluding Interest on Deposits.
(4) Ratio of Fixed Charges Including Interest on Deposits is computed by dividing the Total of Net Income, Tax, and Fixed Charges Including Interest on Deposits by Fixed Charges Including Interest on Deposits.